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                                 Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors and Shareholders
Olin Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Olin Corporation relating to the Olin Corporation 2000 Long Term Incentive Plan, of our report dated January 27, 2000, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Olin Corporation.

                                 /s/ KPMG LLP


Stamford, CT
April 28, 2000